UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2014

PHH CORPORATION

(Exact Name of Registrant as Specified in its charter)

Maryland	1-7797	52-0551284
(State or other jurisdiction	(Commission File No.)	(IRS Employer Identification No.)
of incorporation)

3000 Leadenhall Road

Mt. Laurel, New Jersey 08054

(Address of principal executive offices, including zip code)

(856) 917-1744

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported, on June 2, 2014, PHH Corporation (“PHH,” the “Company,” “we” or “our”) entered into a Stock Purchase Agreement (the “Purchase Agreement”), pursuant to which Element Financial Corporation, an Ontario corporation (“Buyer”), agreed to cause certain wholly owned subsidiaries of Buyer to purchase all of the issued and outstanding equity interests in each of PHH Vehicle Management Services Group LLC, a Delaware limited liability company (“PHHVMS”), PHH Sub 1, Inc., a Delaware corporation (“Fleet Sub 1”), PHH Sub 2, Inc., a Delaware corporation (“Fleet Sub 2” and, together with PHHVMS and Fleet Sub 1, the “U.S. Transferred Entities”) and PHH Vehicle Management Services Inc., a Canadian corporation (the “Canadian Transferred Entity” and, together with the U.S. Transferred Entities, collectively, the “Fleet Entities”) for an aggregate purchase price of $1.4 billion, subject to adjustments set forth in the Purchase Agreement, as amended by the Purchase Agreement Amendment (as defined below).  The Purchase Agreement is incorporated herein by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on June 3, 2014.

On July 7, 2014, the Company and Buyer entered into an Amendment No. 1 (the “Purchase Agreement Amendment”) to the Purchase Agreement.  The Purchase Agreement Amendment provides that, among other things, (i) the Company and Buyer will complete the closing (the “Closing”) of the sale of the Fleet Entities contemplated by the Purchase Agreement on July 7, 2014, (ii) the purchase price payable by Buyer thereunder is adjusted based on the net assets of the Fleet Entities as of 12:01 a.m. on July 1, 2014, plus an additional amount, and (iii) the Company will indemnify Buyer and its affiliates, directors, officers, employees, successors, permitted assigns, agents and representatives against any damages incurred as a result of certain matters related to PHH (Bermuda) Holdings Ltd.

The foregoing summary of the Purchase Agreement Amendment is qualified in its entirety by reference to the Purchase Agreement Amendment, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On July 7, 2014, in order to facilitate the Closing, the Company and certain of its subsidiaries voluntarily terminated the Amended and Restated Credit Agreement dated as of August 2, 2012 and amended and restated as of May 30, 2014 (the “U.S. Revolving Credit Agreement”), among the Company, as borrower, the lenders referred to therein, Bank of America, N.A., Citibank, N.A., Manufacturers and Traders Trust Company, The Royal Bank of Scotland plc and Wells Fargo Bank, National Association, as syndication agents, Barclays Bank PLC, as documentation agent, and JPMorgan Chase Bank, N.A., as administrative agent (which agreement provided the Company with a revolving credit facility in an aggregate principal amount of $300 million), together with the guaranty, provided by certain subsidiaries of the Company, of the Company’s obligations thereunder.  The Company and its subsidiaries were not required to pay any early termination penalties in connection with such voluntary termination.

Certain of the lenders under the U.S. Revolving Credit Agreement and their respective affiliates have relationships with the Company and its subsidiaries involving the provision of financial services, including cash management, investment banking and trust services.  In addition, the Company and certain of its subsidiaries have entered into derivative arrangements with certain of the lenders under the U.S. Revolving Credit Agreement and their respective affiliates.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On July 7, 2014, the Company completed the sale of all of the issued and outstanding equity interests in each of the Fleet Entities to certain wholly owned subsidiaries of Buyer pursuant to the Purchase Agreement, as amended by Purchase Agreement Amendment.  The Company sold all of the issued and outstanding equity interests of the Fleet Entities to Buyer for an aggregate purchase price of $1.4 billion, subject to adjustment as described below.  As of March 31, 2014, the unaudited pro forma financial statements for the Company would have reflected an estimated gain of $243 million for the disposition of the Fleet Entities based on the net assets of the Fleet Entities as of that date.  Both the aggregate purchase price and estimated gain on sale may be increased or decreased based upon certain post-Closing adjustments as set forth in the Purchase Agreement, as amended by the Purchase Agreement Amendment.

Item 7.01.  Regulation FD Disclosure.

On July 7, 2014, the Company issued a press release announcing the closing of the sale of the Fleet Entities, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.  Exhibit 99.1 is incorporated into this Item 7.01 by reference in its entirety.

The information disclosed under this Item 7.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended (the “Securities Act”), except as expressly set forth in such filing.

Item 9.01.  Financial Statements and Exhibits.

(b)                                 Pro forma financial information

Unaudited pro forma financial information of the Company giving effect to the disposition of the Fleet Entities is included in Exhibit 99.2 filed herewith and incorporated by reference into this Item 9.01.

(d)                                 Exhibits

Exhibit No.	Description

2.1	Amendment No. 1 to Stock Purchase Agreement, dated as of July 7, 2014

99.1	Press Release issued by PHH Corporation, dated July 7, 2014 (furnished but not filed)*

99.2	Unaudited pro forma financial information of PHH Corporation

* Exhibit 99.1 hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, nor shall such Exhibit be incorporated by reference into any registration statement or other document pursuant to the Securities Act, except as expressly set forth in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHH CORPORATION

Date: July 7, 2014

	By:	/s/ William F. Brown
	Name:	William F. Brown
	Title:	Senior Vice President, General Counsel & Secretary